Exhibit 10.03

EXECUTION COPY

CREDIT AGREEMENT

dated as of

October 26, 2006

among

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

The Lenders Party Hereto

LASALLE BANK NATIONAL ASSOCIATION and BANK OF AMERICA, N.A.,

as Co-Syndication Agents

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

J.P. MORGAN SECURITIES INC.

as Arranger

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SCHEDULES:

Schedule 2.01 — Commitments

Schedule 2.02 — Mandatory Cost

Schedule 2.06 — Existing Letters of Credit

Schedule 3.01 — Subsidiaries

Schedule 3.06 — Disclosed Matters

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B-1 — Form of Opinion of Chief Legal Counsel

Exhibit B-2 — Form of Opinion of McDermott Will & Emery LLP

Exhibit C — Form of Subsidiary Guaranty

Exhibit D — Form of Commitment and Acceptance

Exhibit E — List of Closing Documents

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DEFINITION LIST

ABR

Definition of Applicable Rate

Definition of Interest Payment Date

Sections 2.02(b) and (c)

Sections 2.03 and 2.03(iii)

Sections 2.06(e) and (h)

Sections 2.07(a) and (b)

Sections 2.08(c)(iii) and (e)

Section 2.11(b)

Sections 2.13(a), (c) and (d)

Section 2.14

ETC

Adjusted LIBO Rate	Definition of Eurocurrency Definition of Type Sections 2.13(b) and (e) Sections 2.14(a) and (b) Section 2.15(a)(i) Section 2.16(d)(i)
Affected Foreign Subsidiary	Definition of Subsidiary Guarantor Section 5.09 Section 5.10 Article VIII
Affiliate

Definition of Holders of Secured Obligations

Definition of Issuing Bank

Definition of Lender Affiliate

Definition of Obligations

Definition of Related Parties

Definition of Secured Obligations

Section 2.02(b)

Section 2.17(c)(ii)

Section 5.02(b)

Section 6.05 and (b)

ETC

Agreed Currencies	Definition of Business Day Definition of Eurocurrency Payment Office
Alternate Base Rate	Definition of ABR Definition of Type Section 2.13(a) and (e)
Applicable Percentage	Definition of LC Exposure Section 2.02(a) Sections 2.06(d) and (e) Section 2.09(c) Section 2.18(c) Section 9.03(c)

Applicable Rate	Section 2.06(h) Sections 2.12(a) and (b) Section 2.13(a) and (b) Section 5.01(d) Schedule 2.02 B
Approximate Equivalent Amount	Section 2.02(c)
Business Day	Definition of Applicable Rate Definition of Eligible Currency Definition of Federal Funds Effective Rate
Buying Lender	Section 2.23(b)
Capital Lease Obligations	Definition of Consolidated Interest Expense Definition of Indebtedness Section 6.01(e)
Capital Stock	Definition of Collateral Definition of Equity Interests Definition of First Tier Foreign Subsidiary
Change in Control	Article VII (m)
Change in Law	Sections 2.15(a), (b) and (d) Schedule 2.02 13
Collateral	Definition of Collateral Documents Section 3.13 Section 5.10 Article VIII Article VIII (vi) Section 9.02(b)(vi)
Collateral Documents	Definition of Collateral Definition of Loan Documents Section 3.01 Section 3.13 Section 5.10 Section 6.02(e) Article VIII
Commitment Increase Notice	Sections 2.23(a) and (b)
Computation Date	Definition of Dollar Amount Section 2.04
Consolidated Capital Expenditures	Section 6.11.1
Consolidated EBITDA	Section 6.11.2
Consolidated EBITDAR	Section 6.11.1
Consolidated Interest Expense	Section 6.11.1
Consolidated Interest Income	Definition of Consolidated EBITDA Definition of Consolidated EBITDAR
Consolidated Net Income	Definition Only
Consolidated Operating Expense	Definition of Operating Income
Consolidated Operating Income	Definition of Consolidated EBITDA Definition of Consolidated EBITDAR Definition of Consolidated Rental Expense

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Consolidated Rental Expense	Definition of Consolidated EBITDAR
Consolidated Rental Payments	Section 6.11.1
Consolidated Total Indebtedness	Section 6.11.2
Dollar Amount

Definition of LC Exposure

Definition of Revolving Credit Exposure

Section 2.01

Section 2.04

Sections 2.06(b), (d) and (e)

Section 2.09(b)

Sections 2.12(a) and (b)

Section 2.18(a)

Section 2.21

Section 2.23(b)

ETC

Eligible Currency	Definition of Agreed Currencies Section 2.21
Equity Interests

Definition of Change of Control

Definition of Hostile Acquisition

Definition of Permitted Acquisition

Definition of Restricted Payment

Section 3.01

Section 6.04(l)

Section 6.05

Sections 6.06(a) and (b)

ERISA Affiliate	Definition of ERISA Event Definition of Plan
ERISA Event	Section 3.10 Section 5.02(c) Article VII (l)
Eurocurrency	Definition Only
Event of Default	Definition of Default Definition of Permitted Encumbrances (e) Section 2.06(j) Section 2.08(e) Section 2.16(a) Section 2.23(a) Section 4.02 Section 6.06(c) Article VIII Section 9.04(A) ETC
Excluded Taxes	Definition of Indemnified Taxes
Federal Funds Effective Rate	Definition of Alternate Base Rate Section 2.07(b) Section 2.18(d) Section 9.13

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Financial Officer	Section 4.01(e) Sections 5.01(b) and (d) Section 5.02 Exhibit E – D
First Tier Foreign Subsidiary	Section 5.10
Fixed Charge Coverage Ratio	Section 6.11.1
Foreign Subsidiary	Definition of First Tier Foreign Subsidiary Definition of Permitted Acquisition Definition of Permitted Investments (h) and (k) Definition of Permitted Two-Year Investments (e)
Guarantee	Definition of Indebtedness Sections 6.01(d) and (i) Section 6.04, (d) and (g) Section 6.08(b)
Holders of Secured Obligations

Definition of Collateral

Definition of Pledge Agreements

Section 5.10

Section 6.02

Article VIII

Exhibit C; Sections 4(H) and (J); Sections 7(A) and (B); Section 12; Section 17(B); Section 20 and Section 24

Hostile Acquisition	Definition of Permitted Acquisition
Indebtedness

Definition of Consolidated Total Indebtedness

Definition of Guarantee

Definition of Material Indebtedness

Definition of Permitted Acquisition

Definition of Permitted Encumbrances

Definition of Subordinated Indebtedness

Section 4.01(g)

Section 5.08

Section 6.01(a)-(k)

Section 6.02(d)(i)

ETC

Indemnified Taxes	Sections 2.17(a), (c) and (d)
Interest Election Request	Sections 2.08(b), (c)(i) and (ii), (d) and (e) Section 2.14 Section 2.21
Interest Payment Date	Section 2.13(d)
Interest Period	Definition of Adjusted LIBO Rate Definition of Borrowing Definition of Interest Payment Date Section 2.01(a) and (b) Section 2.02 and (iv) Section 2.08(a), (b), (c)(iv) and (e)

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Section 2.10(c) Section 2.13(b) and (d) Section 2.14(a) and (b) Section 2.16(a), (b) and (d)(i) ETC
LC Disbursement

Definition of Business Day

Definition of Credit Event

Definition of Eligible Currency

Definition of LC Exposure

Definition of Obligations

Section 2.02 (c)

Section 2.03

Section 2.04

Sections 2.06(d), (e), (g), (h) and (j)

Section 2.07(a)

ETC

LC Exposure	Definition of Revolving Credit Exposure Sections 2.06(b) and (j) Section 2.12(b)
Lender Affiliate	Definition Only
Lender Increase Notice	Section 2.23
Lien

Definition of Collateral

Definition of Indebtedness

Definition of Permitted Encumbrances (a), (b) and (f)

Section 3.01

Section 3.03(d)

Section 3.13

Section 5.10

Section 6.01(e)

Section 6.02 (b)(i)-(ii), (c)(i)-(iii), (d), (e) and (f)

Section 6.08(a)

ETC

Material Adverse Change	Section 3.04(b)
Material Adverse Effect	Definition of Material Adverse Change Section 3.01 Section 3.05(b) Sections 3.06(a)-(d) Section 3.07 Section 3.09 Section 3.10 Section 3.11 Section 3.14 Section 5.02(b) ETC

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Material Indebtedness	Article VII (f) and (g)
Maturity Date	Definition of Availability Period Section 2.02(d) Sections 2.06 (c) and (j) Section 2.09(a) Section 2.10(a)
Net Cash Proceeds	Definition Only
New Money Credit Event	Section 2.06(a)
Obligations

Definition of Capital Lease Obligations

Definition of Changing Risk Event

Definition of Holders of Secured Obligations

Definition of Indebtedness

Definition of Material Adverse Effect

Definition of Material Indebtedness

Operating Lease	Definition of Operating Lease Obligations
Other Taxes	Section 2.17 and 2.17 (b, c, d) Section 17 (A) (ii) and (III)
Overnight Foreign Currency Rate	Section 2.06 Section 2.07 (b) Section 2.18 (d)
Permitted Acquisition	Section 6.04(f) Section 6.09
Permitted Encumbrances	Section 6.02(a)
Permitted Investments	Section 6.04(a)
Permitted Two-Year Investments	Section 6.04(a)
Pledged Subsidiary	Definition of Subsidiary Loan Party
Proposed New Lender	Section 2.23 (a) and (b)
Restricted Payment	Section 6.06 (c) Section 6.07 (d)
Revolving Credit Exposure	Section 2.01 Section 2.06(b) Section 2.09(b) Section 2.12 (a) Section 2.23 (b)
Secured Obligations	Section 5.12 Article VII Section 14(B)
Statutory Reserve Rate	Definition of Adjusted LIBO Rate
subsidiary	Section 2.19
Subsidiary Guarantor	Definition of Subsidiary Guaranty Definition of Subsidiary Loan Party Section 2.23 (a) Section 4.01 (a), (b), (c) Section 5.09 Section 5.10 Article VIII, Administrative Agent (vi)

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Section 9.02 (vi)
Subsidiary Loan Party	Definition of Permitted Acquisition Section 6.04(c)
Swap Agreement	Section 6.05 Exhibit C
Target	Definition Only
Terms	Exhibit A Exhibit B Exhibit C, Section 1 Exhibit D
Unpledged Subsidiary	Definition Only
Withdrawal Liability	Definition Only

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CREDIT AGREEMENT dated as of October 26, 2006, among HEIDRICK & STRUGGLES INTERNATIONAL, INC., the LENDERS party hereto, LASALLE BANK NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co- Syndication Agents and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) the product of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” is defined in the definition of Subsidiary Guarantor.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) the Euro, and (iii) any other Eligible Currency which the Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders.

“Aggregate Commitment” means the total Commitments for all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio for the then most recently completed four fiscal quarter period as reflected in the then most recently delivered Financials but subject to the following:

Financial Test:	ABR Spread	Eurocurrency Spread	Facility Fee Rate
Category 1: Leverage Ratio is greater than 1.75:1.00	0%	0.925%	0.20%

Category 2: Leverage Ratio is greater than 1.25:1.00 but less than or equal to 1.75:1.00	0%	0.70%	0.175%

Category 3: Leverage Ratio is greater than 0.75:1.00 but less than or equal to 1.25:1.00	0%	0.60%	0.15%

Category 4: Leverage Ratio is less than or equal to 0.75:1.00	0%	0.50%	0.125%

For purposes of the foregoing,

(i) if the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 5.01, then Category 1 above shall be deemed to be applicable until the first Business Day of the calendar month immediately following the date on which such Financials are so received by the Administrative Agent;

(ii) adjustments, if any, to the Applicable Rate shall be effective on the first Business Day of the calendar month immediately following the date on which the Administrative Agent has received the applicable Financials; and

(iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and each Lender (absent manifest error).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approximate Dollar Amount” of any currency with respect to any amount of Dollars shall mean the Dollar Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments pursuant to the terms hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Heidrick & Struggles International, Inc., a Delaware corporation.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, in the same Agreed Currency and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars and other Agreed Currencies in the London interbank market or the principal financial center of the country in which payment or purchase of such Agreed Currency can be made (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro).

“Buying Lender” is defined in Section 2.23(b).

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, as Revolving Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all pledged Capital Stock in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Holders of Secured Obligations, whether under the Pledge Agreements, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Administrative Agent is granted a security interest in Collateral, including, without limitation, the Pledge Agreements and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Administrative Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

“Commitment Increase Notice” is defined in Section 2.23(a).

“Computation Date” is defined in Section 2.04.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means Consolidated Operating Income plus, (i) Consolidated Interest Income, (ii) depreciation and (iii) amortization, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

“Consolidated EBITDAR” means Consolidated Operating Income plus, (i) Consolidated Interest Income, (ii) depreciation, (iii) amortization and (iv) Consolidated Rental Expense, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Interest Income” means, with reference to any period, the interest income of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis.

“Consolidated Net Income” means, with reference to any period, the net income of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis.

“Consolidated Operating Expense” means, with reference to any period, expenses related to salaries, employee benefits and general and administrative expenses, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period and otherwise in accordance with GAAP.

“Consolidated Operating Income” means, with reference to any period, the gross revenues less Consolidated Operating Expense, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period and as calculated in the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“Consolidated Rental Expense” means, with reference to any period, all payments under Operating Leases to the extent deducted in computing Consolidated Operating Income, net of any related income from subleases, in each case calculated for the Borrower and its Subsidiaries on a consolidated basis for such period.

“Consolidated Rental Payments” means, with reference to any period, all payments under all Operating Leases (including payments for leases which have been reserved against), net of any related income from subleases, in each case calculated for the Borrower and its Subsidiaries on a consolidated basis for such period.

“Consolidated Total Indebtedness” means at any time the aggregate Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Country Risk Event” means:

(i) any law, action or failure to act by any Governmental Authority in the Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

(a) changing the obligations under the relevant Letter of Credit, the Credit Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Bank, the Lenders or the Administrative Agent,

(b) changing the ownership or control by the Borrower or Letter of Credit beneficiary of its business, or

(c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(ii) force majeure; or

(iii) any similar event

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of such amount of Dollars if such currency is any currency other than Dollars, calculated on the basis of the Exchange Rate for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Commitment Amount” is defined in Section 2.23(a).

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which a Dollar Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the commercially reasonable determination of the Administrative Agent, no longer readily available or freely traded or (z) in the commercially reasonable determination of the Administrative Agent, a Dollar Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans and reimburse all LC Disbursements in such affected currency or convert such Loans and LC Disbursements into Loans and LC Disbursements in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“Euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means any Agreed Currency and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies other than Dollars, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 22, 2003 between the Borrower, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent, as amended.

“Extended Letter of Credit” is defined in Section 2.06(c).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of August 29, 2006 among the Borrower, JPMorgan Chase Bank, National Association and J.P. Morgan Securities Inc.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” means the annual or quarterly financial statements of the Borrower required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s Capital Stock.

“Fixed Charge Coverage Ratio” is defined in Section 6.11.1.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary of the Borrower which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Credit Events, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hostile Acquisition” means (x) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation and (y) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any

Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lesser of the amount secured and the fair market value of the property subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Affiliate” means, with respect to any Lender, (a) an Affiliate of such Lender or (b) any entity (whether a corporation, partnership, trust or otherwise) that is both (i) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender and (ii) a fund which invests in bank loans and similar extensions of credit or by any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Increase Notice” is defined in Section 2.23(a).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.23 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued, or deemed issued, pursuant to this Agreement.

“Leverage Ratio” is defined in Section 6.11.2.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the appropriate page of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) that displays British Bankers’ Association Interest Settlement Rates at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in a Dollar Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” mean this Agreement, any promissory notes executed and delivered pursuant to Section 2.10(e), the Subsidiary Guaranty, the Collateral Documents and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Mandatory Cost” is described in Schedule 2.02.

“Material Adverse Change” means any event, development or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the validity or enforceability of any of the Loan Documents or the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means October 26, 2011.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means cash and cash equivalent proceeds received by or for a Person’s account with respect to any offering of equity securities of such Person, net of reasonable legal fees, underwriting discounts or commissions, and other reasonable and customary fees and expenses incurred as a direct result thereof.

“New Money Credit Event” means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to the Borrower or any Governmental Authority in the Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in the Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request in respect of external indebtedness of borrowers in the Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (i) or (ii), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

“Obligations” means all Loans, LC Disbursements, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary Guarantor to the Administrative Agent, any Lender, the Issuing Bank, any Affiliate of the Agent or any Lender, the Issuing Bank, or any indemnified Person hereunder, of any kind or nature, present or future, arising under this Agreement, the Subsidiary Guaranty, any Collateral Document or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any Subsidiary Guarantor under this Agreement or any other Loan Document.

“Operating Lease” of a Person means any lease of property (other than a capital lease under GAAP) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight Foreign Currency Rate” means, for any amount payable in an Agreed Currency other than Dollars, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” is defined in Section 2.23(b).

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) by the Borrower or any Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of such Person shall be reasonably related to a business in which the Borrower and the Subsidiaries were engaged on the Effective Date, (c) each Subsidiary formed for the purpose of or resulting from such acquisition shall, to the extent required by this Agreement, be a Subsidiary Loan Party and all of the Capital Stock of such Subsidiary Loan Party shall be owned directly by the Borrower or, to the extent so required, a Subsidiary Loan Party, and all actions required to be taken with respect to such acquired or newly formed Subsidiary under Sections 5.9 and 5.10 shall have been taken, (d) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition (without giving effect to any cost savings other than those actually realized as of the date of such acquisition or otherwise approved in writing by the Administrative Agent), with the covenants contained in Section 6.11 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (e) with respect to an acquisition in respect of which the sum of all consideration paid or delivered in connection therewith exceeds $15,000,000, the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than the Liens permitted under Section 6.02; and

(g) usual and customary possessory liens and rights of setoff in favor of banks and brokerages in respect of deposit and investment accounts.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b) direct obligations of any agency of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(c) municipal investments and direct obligations of any State of the United States of America, in each case with a rating of BBB+ or higher and a maximum maturity of 12 months (for securities where the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date);

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-2 from S&P and P-2 from Moody’s;

(e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (e) above;

(g) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(h) in the case of investments of any Foreign Subsidiary or non-domestic branch of the Borrower, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than one year from the date of the acquisitions thereof and, at the time of the acquisition thereof, having an investment grade credit rating obtainable from S&P, Moody’s, or other generally recognized rating agency.

(i) investments in auction rate securities (including, without limitation, auction preferred securities) with a rating of BBB+ or higher and a maximum maturity of one year, for which the reset date will be used to determine the maturity date, all to the extent such investments are made in a manner consistent with past practice;

(j) investments in funds that invest solely in one or more of types of securities described in clauses (a) through (i) above; and

(k) in the case of investments by any Foreign Subsidiary or non-domestic branch of the Borrower, investments in time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with any highly capitalized commercial bank which is located in the jurisdiction where such non-domestic branch of the Borrower or such Foreign Subsidiary is located and which bank has an investment grade credit rating obtainable from S&P, Moody’s or other generally recognized rating agency.

“Permitted Two-Year Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within two years from the date of acquisition thereof;

(b) direct obligations of any agency of the United States of America, in each case maturing within two years from the date of acquisition thereof;

(c) municipal investments and direct obligations of any State of the United States of America with a rating of BBB+ or higher and a maximum maturity of two years (for securities where the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date);

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within two years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) in the case of investments by any Foreign Subsidiary or non-domestic branch of the Borrower, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than two years from the date of the acquisitions thereof and, at the time of the acquisition thereof, having an investment grade credit rating obtainable from S&P, Moody’s, or other generally recognized rating agency;

(f) investments in auction rate securities (including, without limitation, auction preferred securities) with a rating of BBB+ and a maximum maturity of two years, for which the reset date will be used to determine the maturity date, all to the extent such investments are made in a manner consistent with past practice;

(g) investments in funds that invest solely in one or more of the types of securities described in clauses (a) through (f) above; and

(h) in the case of investments by any non-domestic branch of the Borrower or any Foreign Subsidiary, investments in time deposits maturing within two years from the date of acquisition thereof issued or guaranteed by or placed with any highly capitalized commercial bank which is located in the jurisdiction where such non-domestic branch of the Borrower or such Foreign Subsidiary is located and which bank has an investment grade credit rating obtainable from S&P, Moody’s or other generally recognized rating agency.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 5.10 in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Subsidiary” means each Foreign Subsidiary a portion of the Capital Stock of which has been pledged pursuant to a Pledge Agreement in accordance with Section 5.10.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed New Lender” is defined in Section 2.23(a).

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal Dollar Amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all indebtedness, obligations and liabilities of the Borrower or any Subsidiary of the Borrower under Swap Agreements to any Lender or any Affiliate of a Lender.

“Selling Lender” is defined in Section 2.23(b).

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” of a Person means Indebtedness of such Person the payment of which is subordinated to the payment of the Indebtedness hereunder to the reasonable written satisfaction of the Required Lenders.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary (other than any Foreign Subsidiary to the extent that designation or continuation of such Foreign Subsidiary as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) cause, as determined by the Borrower in its commercially reasonable judgment acting in good faith and upon the advice of its tax advisors, materially disadvantageous tax implications for the Borrower or any Domestic Subsidiary under Section 956 of the Code (or any successor provision or applicable U.S. Treasury Regulation)—each such Foreign Subsidiary, an “Affected Foreign Subsidiary”) (i) the consolidated gross revenues of which for the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01 were greater than five percent (5%) of the Borrower’s consolidated gross revenues for such fiscal quarter or (ii) the consolidated tangible assets of which as of the end of such fiscal quarter were greater than five percent (5%) of the Borrower’s consolidated tangible assets as of such date; provided that, if at any time the aggregate amount of the consolidated gross revenues or consolidated tangible assets of all Subsidiaries that are not Subsidiary Guarantors exceeds twenty percent (20%) of the Borrower’s consolidated gross revenues for any such fiscal quarter or twenty percent (20%) of the Borrower’s consolidated tangible assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries (other than Affected Foreign Subsidiaries) as “Subsidiary Guarantors” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Subsidiary Guarantors. The Subsidiary Guarantors on the Effective Date are identified in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty (and any and all supplements thereto) executed by each Subsidiary Guarantor, in substantially the form of Exhibit C attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Loan Party” means a Subsidiary Guarantor or a Pledged Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan (including, without limitation, restricted stock awards, options and other incentive compensation plans) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and by the Subsidiary Guarantors of the Subsidiary Guaranty, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unpledged Subsidiary” means each Foreign Subsidiary which is not a Pledged Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and therewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding the Dollar Amount of such Lender’s Commitment or (b) the Dollar Amount of the sum of the total Revolving Credit Exposures exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each ABR Loan shall only be made in Dollars. Subject to Section 2.19, each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000 (or the Approximate Dollar Amount of each such amount if such Borrowing is denominated in an Agreed Currency other than Dollars). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four Business Days (in the case of a Eurocurrency Borrowing denominated in an Agreed Currency other than Dollars) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07(a).

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts; Required Payments. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date three Business Days prior to the date of such Borrowing or, if applicable, date of conversion/continuation of any Advance as a Eurocurrency Advance, and

(b) all outstanding Credit Events on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Credit Events (calculated, with respect to those Credit Events denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment, the Borrower shall immediately repay Borrowings and cash collateralize LC Disbursements in an aggregate principal amount sufficient to eliminate any such excess.

SECTION 2.05. Reserved.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in an Agreed Currency for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if the Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction the Issuing Bank deems, in its sole discretion, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Borrower shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance satisfactory to the Issuing Bank. Schedule 2.06 contains a schedule of certain letters of credit issued by JPMorgan Chase Bank, National Association under the Existing Credit Agreement. Upon the effectiveness of this Agreement, from and after the Effective Date, such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Section 2.06.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the Dollar Amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Amount of the sum of the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the Aggregate Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that, upon the Borrower’s request, any such Letter of Credit which expires in the final year prior to the Maturity Date may have a later expiry date if cash collateralized or covered by standby letter(s) of credit in compliance with Section 2.06(j) below (each such Letter of Credit, an “Extended Letter of Credit”).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if such LC Disbursement is made in an Agreed Currency other than Dollars in an amount equal to such LC Disbursement) not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing in the Dollar Amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Agreed Currency other than Dollars would subject the Administrative Agent, the Issuing Bank or any Lender to any Other Tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Agreed Currency in Dollars, in an amount equal to the Dollar Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein,

(ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect,

(iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or

(iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

None of the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and/or the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full as required by paragraph (e) above, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is due and payable to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in an Agreed Currency other than Dollars, at the rate determined in good faith by the Issuing Bank to represent the Issuing Bank’s cost of overnight or short-term funds in the applicable Agreed Currency (including without limitation the Overnight Foreign Currency Rate) plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cover. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (y) the Borrower requests the issuance of an Extended Letter of Credit, the Borrower shall either (A) cover by arranging for the issuance of one or more standby letters of credit issued by an issuer, and otherwise on terms and conditions, satisfactory to the Administrative Agent or (B) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure in respect of such Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate (in the case of the foregoing clause (x)) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to provide such letter of credit cover or deposit such cash collateral shall (1) be required by no later than five (5) Business Days prior to the Maturity Date in the case of an Extended Letter of Credit and (2) become effective immediately, and such cover or deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such cover and deposit shall be held by the Administrative Agent in interest-bearing accounts selected at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of letter of credit cover or cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of each Loan denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in an Agreed Currency other than Dollars, by 12:00 noon, local time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or any other account as is designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation, in the case of a Borrowing denominated in an Agreed Currency other than Dollars, the Overnight Foreign Currency Rate) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing or (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Agreed Currency and Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in an Agreed Currency other than Dollars, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 or (y) the Borrower shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans and reimbursement of LC Disbursements in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or financings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Applicable Percentages.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with paragraph (b) of this Section, (ii) the payment of the funding compensation required by Section 2.16 and (iii) such prepayment being in an amount that is not less than $1,000,000.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily Dollar Amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily Dollar Amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees (other than fees calculated in error) paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any fee payable pursuant to Section 2.12(b)(i), 2% plus the rate otherwise applicable to such fee as provided in such Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in British Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency other than Euro into a Borrowing denominated in Euro) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency other than Euro into a Borrowing denominated in Euro) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency other than Euro into a

Borrowing denominated in Euro), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate, absent manifest error, within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of

(a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default),

(b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto,

(c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or

(d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of

(i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over

(ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then

(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,

(ii) the Borrower shall make such deductions and

(iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in an Agreed Currency other than Dollars, 12:00 noon, local time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to the Euro, in the Euro) and (ii) to the Administrative Agent at its offices at Chase Tower, Chicago, Illinois 60603 or, in the case of a Borrowing denominated in an Agreed Currency other than Dollars, the Administrative Agent’s Eurocurrency Payment Office, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied

(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and

(ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Applicable Percentages; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of a payment related to a Credit Event denominated in an Agreed Currency other than Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment

(i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and

(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment is reasonably likely to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any relevant office, branch, subsidiary or affiliate of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender (accompanied by a certificate setting forth in reasonable detail a calculation of the amount so demanded), the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Agreed Currency other than Dollars, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit

comprising such Credit Event to be denominated in the Agreed Currency specified by the Borrower, (ii) such currency is no longer an Eligible Currency or (iii) a Dollar Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to the Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, as ABR Loans, unless the Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be or (b) if such Borrowing is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless the Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.23. Increase of Commitments.

(a) At any time, the Borrower may request that the Aggregate Commitment be increased; provided that, (i) the Aggregate Commitment shall at no time exceed $125,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to Section 2.09; (ii) the Borrower shall not make any such request during the six month period following any reduction in the Aggregate Commitment previously made pursuant to Section 2.09; (iii) the Borrower shall not be entitled to make any such request more frequently than once in each 12-month period; and (iv) each such request shall be in a minimum amount of at least $5,000,000 and increments of $5,000,000 in excess thereof. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Commitments bear to the Aggregate Commitment. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the Borrower in the Commitment Increase Notice, the Administrative Agent shall have the right, in consultation with the Borrower, to allocate the amount of increases necessary to meet the Borrower’s Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Borrower, not later than three (3) Business Days prior to the proposed effective date the Borrower may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be consented to by the Administrative Agent (which consent shall not be unreasonably withheld). If the Borrower shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amount shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) the Borrower shall have obtained the consent thereto of each Subsidiary Guarantor and its reaffirmation of the Loan Document(s) executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (B) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment, all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Event of Default, (C) the Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit D hereto, (D) counsel for the Borrower and for the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (E) the Borrower and each Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Borrower. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment at any time.

(b) For purposes of this clause (b), (A) the term “Buying Lender(s)” shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment, and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice, (B) the term “Selling Lender(s)” shall mean each Lender whose Commitment is not being increased from that in effect prior to such increase in the Aggregate Commitment and (C) the term “Percentage” shall mean with respect to any Lender, the percentage obtained by dividing (w) such Lender’s Commitment at such time (as adjusted from time to time in accordance herewith) by (x) the total Commitments at such time (as adjusted from time to time in accordance herewith); provided, if all of the Commitments are terminated pursuant hereto, then “Percentage” means the percentage obtained by dividing (y) such Lender’s Revolving Credit Exposures by (z) the total Revolving Credit Exposures of all the Lenders. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (a) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its Revolving Credit Exposure in the respective Dollar Amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s Revolving Credit Exposure shall equal such Selling Lender’s Percentage (calculated based upon the Effective Commitment Amounts) of the aggregate Revolving Credit Exposures. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (a) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the Revolving Credit Exposure purchased hereby shall equal the respective Dollar Amount necessary so that, from and after such payments, each Buying Lender’s Revolving Credit Exposure shall equal such Buying Lender’s Percentage (calculated based upon the Effective Commitment Amounts) of the aggregate Revolving Credit Exposures. Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Administrative Agent. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Revolving Credit Exposure being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the Revolving Credit Exposure being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurocurrency Loan hereunder on the terms and in the manner as set forth in Section 2.16 hereof.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies as of the Effective Date each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary are as of the Effective Date owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens, other than Liens created by the Collateral Documents and inchoate tax and ERISA Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect,

(b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority binding upon the Borrower or such Subsidiary,

(c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and

(d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (or made available to the Lenders on the Securities and Exchange Commission’s EDGAR web page) its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, audited by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, certified by its chief financial officer.

Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2005, except as otherwise disclosed by the Borrower in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the fiscal quarter ended June 30, 2006, there has been no Material Adverse Change.

SECTION 3.05. Properties.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation, Labor Matters and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

(c) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries

(i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law,

(ii) has become subject to any Environmental Liability,

(iii) has received notice of any claim with respect to any Environmental Liability or

(iv) knows of any basis for any Environmental Liability.

(d) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Burdensome Restrictions. Each of the Borrower and its Subsidiaries is in compliance with all laws,

regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except

(a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or

(b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $3,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $3,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contained, when furnished, any untrue statement of a fact or omitted to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of such preparation.

SECTION 3.12. No Default. No Default has occurred and is continuing.

SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens created by the Collateral Documents and except as otherwise permitted by Section 6.02.

SECTION 3.14. Contingent Obligations. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.04.

SECTION 3.15. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Subsidiary Guaranty) that such party has signed a counterpart of the Subsidiary Guaranty.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (A) the Chief Legal Officer of the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit B-1 and (B) McDermott Will & Emery LLP, special counsel for the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit B-2, in each case covering such other matters relating to the Borrower and the Subsidiary Guarantors, this Agreement, the Subsidiary Guaranty or the Transactions as the Required Lenders shall reasonably request.

(c) Except as expressly permitted otherwise under Section 5.09, the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrower, the Subsidiary Guarantors, this Agreement, the Subsidiary Guaranty or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents set forth on Exhibit E.

(d) All governmental and third-party approvals necessary in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and continuing in full force and effect.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, (i) closing fees for the account of each Lender in accordance with the terms of the Fee Letter and (ii) to the extent invoiced in reasonable detail and presented to the Borrower no less than two (2) Business Days prior to the Effective Date (absent manifest error), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Agreement has been terminated and cancelled and all Indebtedness outstanding thereunder (other than letters of credit thereunder being converted into Letters of Credit hereunder) has been fully repaid or will be fully repaid with the initial extension of credit hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 4:00 p.m., New York City time, on the date hereof (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement (other than the representation and warranty set forth in Section 3.04(b)) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section; provided that the foregoing shall not prohibit the conversion of a Eurocurrency Revolving Borrowing into an ABR Borrowing pursuant to Section 2.08(e) or the conversion of an ABR Borrowing to a Eurocurrency Revolving Borrowing or the continuation of a Eurocurrency Revolving Borrowing if no Event of Default exists.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) as soon as practicable, and in any event no later than the earlier to occur of (x) the one-hundredth (100th) day after the end of each fiscal year of the Borrower, and (y) the fifth (5th) day after the date on which any of the following items are required to be delivered to the Securities and Exchange Commission, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as practicable, and in any event no later than the earlier to occur of (x) the fiftieth (50th) day after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, and (y) the fifth (5th) day after the date on which any of the following items are required to be delivered to the Securities and Exchange Commission, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such period or periods on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) above, a reasonably detailed business plan and forecast (including a projected consolidated balance sheet, income statement and statement of cash flows) of the Borrower for such fiscal year;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations computing the Applicable Rate and demonstrating compliance with Sections 6.01(e), 6.01(f), 6.01(k), 6.04, 6.06 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g) promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The statements and reports required to be furnished by the Borrower pursuant to clauses (a), (b) and (f) above shall be deemed furnished for such purpose upon delivery to the Administrative Agent for distribution to the Lenders through IntraLinks or other comparable electronic medium utilized by the Administrative Agent in connection with the credit facility evidenced hereby.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000, and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and business operations and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders (including, without limitation, Environmental Laws) of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for refinancing the Indebtedness under the Existing Credit Agreement and for other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Subsidiary Documentation. As promptly as possible but in any event within thirty (30) days (in the case of a Domestic Subsidiary) or sixty (60) days (in the case of a Foreign Subsidiary) (or, in each case, such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Borrower as, a Subsidiary Guarantor pursuant to the definition of “Subsidiary Guarantor”, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and (a) shall cause each such Subsidiary which also qualifies or is designated by the Borrower as a Subsidiary Guarantor to deliver to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, such supplement to be accompanied by appropriate corporate resolutions and legal opinions in form and substance reasonably satisfactory to the Administrative Agent or (b) shall cause the pledge of such Subsidiary’s Capital Stock pursuant to Section 5.10 to the extent such Subsidiary, but for its status as an Affected Foreign Subsidiary, would otherwise qualify or be designated by the Borrower as a Subsidiary Guarantor.

SECTION 5.10. Pledge Agreements. The Borrower shall execute or cause to be executed, by no later than sixty days (or such later date as may be agreed upon by the Administrative Agent) after the date on which any First Tier Foreign Subsidiary would, but for its status as an Affected Foreign Subsidiary, qualify or be designated by the Borrower as a Subsidiary Guarantor, a Pledge Agreement in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations with respect to 65% of all of the outstanding Capital Stock of such First Tier Foreign Subsidiary; provided that no such pledge of the Capital Stock of a First Tier Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Administrative Agent and its counsel reasonably determine that such pledge would not provide material Collateral for the benefit of the Holders of Secured Obligations pursuant to legally binding, valid and enforceable Pledge Agreements. The Borrower further agrees to deliver to the Administrative Agent all such Pledge Agreements and other Collateral Documents, together with appropriate corporate resolutions and other documentation (including legal opinions, the stock certificates representing the Capital Stock subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Collateral related thereto.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary, or merges into the Borrower or a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary, or merges into the Borrower or a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, or merging into the Borrower or a Subsidiary and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (f) shall not exceed $3,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(h) Indebtedness of the Borrower or any Subsidiary in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided by the Borrower and the Subsidiaries in the ordinary course of business, provided that upon the incurrence of Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(i) Guarantees in the ordinary course of business by the Borrower or any Subsidiary of Indebtedness incurred by employees or prospective employees; provided that the aggregate principal amount of such Guarantees permitted by this clause (i) shall not exceed $3,000,000 at any one time outstanding;

(j) Indebtedness under Swap Contracts entered into in the ordinary course of business for non-speculative purposes in order to hedge bona fide business risks associated with fluctuations in interest rates or currency exchange rates; and

(k) Other unsecured Indebtedness in an aggregate principal amount not exceeding $15,000,000 at any time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that

(i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and

(ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof beyond the maximum commitments with respect thereto as in effect on the date hereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary, or merges into the Borrower or a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, or merges into the Borrower or a Subsidiary; provided that

(i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming, or merging into, a Subsidiary , as the case may be,

(ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and

(iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes, or merges into, a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that

(i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01,

(ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement,

(iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and

(iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens created by the Collateral Documents; and

(f) Liens not otherwise permitted by this Section 6.02 so long as the aggregate principal amount of the obligations secured thereby subject to such Liens does not exceed $10,000,000.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations, as additional collateral for the Secured Obligations.

SECTION 6.03. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing

(i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation,

(ii) any Subsidiary, or branch of the Borrower or a Subsidiary, may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary,

(iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and

(iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any merger involving a Person that is not a Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)(i) Permitted Investments and (ii) so long as the aggregate outstanding amount thereof does not exceed $30,000,000 at any time during the term of this Agreement, Permitted Two-Year Investments;

(b) investments existing on the date hereof and listed on Schedule 6.04;

(c) loans, advances or capital contributions made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that, unless constituting Permitted Foreign Reorganization Transfers, not more than $15,000,000 in loans, advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by the Borrower or any Subsidiary Loan Party to a Person which is not a Subsidiary Loan Party (as used herein, “Permitted Foreign Reorganization Transfers” means, to the extent approved by the Administrative Agent, loans, advances or capital contributions by and among the Borrower and its Subsidiaries in order to implement the reorganization of the Borrower’s Foreign Subsidiaries and foreign branches);

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) Permitted Acquisitions;

(g) Guarantees by the Borrower and any Subsidiary of leases entered into in the ordinary course of business by any Subsidiary as lessee;

(h) extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;

(i) investments in payroll, travel, relocation and similar advances to employees and prospective employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(j) investments in or acquisitions of stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments;

(k) investments in equity securities and rights to acquire equity securities acquired as part of fees charged to clients or otherwise in connection with the performance of services by the Borrower and its Subsidiaries in the ordinary course of business;

(l) warrants, options and Equity Interests received by the Borrower or any Subsidiary as full or partial compensation for services rendered by the Borrower or any Subsidiary, all in the ordinary course of business consistent with past practice;

(m) deposit accounts maintained in the ordinary course of business; and

(n) other investments by the Borrower in a cumulative aggregate amount not exceeding $15,000,000 during the term of this Agreement.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Subordinated Indebtedness of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into with respect to foreign currency transactions or in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock,

(b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and

(c) so long as (i) no Event of Default has then occurred or is continuing or would arise after giving effect thereto and (ii) Availability shall not be less than $25,000,000 after giving effect thereto, the Borrower may make Restricted Payments to the extent the aggregate amount of such Restricted Payments does not exceed $75,000,000 in any period of twelve consecutive months. As used herein, “Availability” means, at any time, an amount equal to the Aggregate Commitment then in effect minus the aggregate Revolving Credit Exposures of all Lenders at such time.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(b) transactions (i) between or among the Borrower and Subsidiary Loan Parties not involving any other Affiliate or (ii) between or among Subsidiaries (none of whom are Subsidiary Loan Parties),

(c) any transfer or other disposition permitted by Section 6.03 and

(d) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon

(a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or

(b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that

(i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement,

(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition (other than in connection with the extension of the maturity of any underlying Indebtedness which is otherwise permitted hereunder)),

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or an asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the asset that is to be sold and such sale is permitted hereunder,

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and

(v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09. Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis; provided that any Subsidiary acquired after the Effective Date pursuant to a Permitted Acquisition may change its fiscal year to the fiscal year basis employed by the Borrower within one (1) year following such Permitted Acquisition so long as the Borrower delivers at least thirty (30) days’ prior written notice of such change to the Administrative Agent.

SECTION 6.10. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any Prohibited Amendment to any indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, decrease or in substance decrease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness. As used herein, “Prohibited Amendment” means any amendment or modification the effect of which is to: (a) increase the interest rate on such Subordinated Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Subordinated Indebtedness other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Indebtedness; (d) change the redemption or prepayment provisions of such Subordinated Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Indebtedness; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Borrower or applicable Subsidiary thereunder or confer additional material rights on the holder of such Subordinated Indebtedness in a manner adverse to the Borrower, any Subsidiary, the Administrative Agent or any Lender.

SECTION 6.11. Financial Covenants.

SECTION 6.11.1. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2006 for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, of (i) Consolidated EBITDAR minus Consolidated Capital Expenditures to (ii) Consolidated Interest Expense plus Consolidated Rental Payments, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.3 to

1.0. The Fixed Charge Coverage Ratio shall be calculated on a pro forma basis after giving effect to any Permitted Acquisition consummated during such period (without giving effect to any cost savings other than those actually realized as of the date of such acquisition or thereafter realized during such period or otherwise approved in writing by the Administrative Agent) as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over such period in accordance with its terms) had occurred on the first day of such period.

SECTION 6.11.2. Leverage Ratio. The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2006, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, to be greater than 2.25 to 1.0. The Leverage Ratio shall be calculated on a pro forma basis after giving effect to any Permitted Acquisition consummated during such period (without giving effect to any cost savings other than those actually realized as of the date of such acquisition or thereafter realized during such period or otherwise approved in writing by the Administrative Agent) as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over such period in accordance with its terms) had occurred on the first day of such period.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, the Subsidiary Guaranty, any other Loan Document or any amendment or modification thereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, the Subsidiary Guaranty or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d)(i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03 (with respect to the Borrower’s existence), 5.08, 5.09 or 5.10 or in Article VI, or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article or any other Loan Document), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall

(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article,

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets,

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v) make a general assignment for the benefit of creditors or

(vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, both (i) has an aggregate unreserved cost to the Borrower in excess of $5,000,000 and (ii) could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:

(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and

(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and on the behalf of the Holders of Secured Obligations and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing,

(a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and

(c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into

(i) any statement, warranty or representation made in or in connection with this Agreement,

(ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith,

(iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein,

(iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document,

(v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or

(vi) the perfection or priority of any of the Liens on any of the Collateral.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the written consent of the Borrower so long as no Event of Default exists (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as (and without duplication of) those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which the Administrative Agent is from time to time a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations.

The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. In addition, the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent, to promptly release any Subsidiary Guarantor which becomes an Affected Foreign Subsidiary from the Subsidiary Guaranty; provided that (i) nothing contained in this sentence shall relieve the Borrower or any Subsidiary from its obligations under Sections 5.09 or 5.10 and (ii) the Borrower and each applicable Subsidiary shall comply with Section 5.10. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Article VIII.

Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agents or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Borrower as ultimate parent of any subsidiary of the Borrower which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Borrower or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will—conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application—be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Obligations shall—conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application—be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The Administrative Agent shall administer any Collateral Document which is governed by German law and is a pledge (Pfandrecht) or otherwise transferred to any Holders of Secured Obligations under an accessory security right (akzessorische Sicherheit) in the name and on behalf of the Holders of Secured Obligations. In relation to any Collateral Document governed by the laws of Germany, each party hereby authorizes the Administrative Agent to accept as its representative any pledge or other creation of any accessory security right made to such party in relation to this Agreement and to agree to and execute on its behalf as its representative amendments, supplements and other alterations to any Collateral Document governed by the laws of Germany which creates a pledge or any other accessory security right and to release on behalf of such party any Collateral Document governed by the laws of Germany in accordance with the provisions herein and/or the provisions in the relevant German law governed pledge agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Sears Tower – Suite 4200, 233 South Wacker Drive, Chicago, Illinois 60606, Attention of the Treasurer (Telecopy No. (312) 496-1686, Email address: kashley@heidrick.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services, 10 South Dearborn Street, 19th Floor, Chicago, Illinois 60603, Attention of Judy Warren (Telecopy No. (312) 385-7096; Email address: judy.a.warren@jpmchase.com with a copy to JPMorgan Chase Bank, National Association, 21 South Clark Street, Attention of Suzanne M. Ergastolo (Telecopy No. (312) 325-3239, Email address: suzanne.ergastolo@chase.com);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services, 10 South Dearborn Street, 19th Floor, Chicago, Illinois 60603, Attention of Judy Warren (Telecopy No. (312) 385-7096; Email address: judy.a.warren@jpmchase.com with a copy to JPMorgan Chase Bank, National Association, 21 South Clark Street, Attention of Suzanne M. Ergastolo (Telecopy No. (312) 325-3239, Email address: suzanne.ergastolo@chase.com); and

(iv) if to any other Lender, to it at its address (or telecopy number or Email address) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise set forth therein or agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, or

(vi) other than pursuant to a transaction permitted by the terms of this Agreement or any other Loan Document (including actions by the Borrower as part of its tax planning which cause a Subsidiary Guarantor to become an Affected Foreign Subsidiary, to the extent such actions are expressly permitted by the Loan Documents), release all or substantially all of (A) the Collateral which is subject to the Loan Documents or (B) the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay

(i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

(ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and

(iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, (x) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or (y) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of

(i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby,

(ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or

(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly not later than fifteen days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Borrower shall have no obligation to directly or indirectly deal with the Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT , ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b) to the extent requested by any regulatory authority,

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(d) to any other party to this Agreement,

(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,

(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,

(g) with the written consent of the Borrower, or

(h) to the extent such Information

(i)	becomes publicly available other than as a result of a breach of this Section or

(ii)	becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By	/s/ Kenneth J. Ashley
Name:	Kenneth J. Ashley
Title:	Treasurer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually as a Lender and as Issuing Bank and Administrative Agent,

By	/s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, individually as a Lender and as Co-Syndication Agent

By	/s/ Adam F. Lutostanski
Name:	Adam F. Lutostanski
Title:	Assistant Vice President

BANK OF AMERICA, N.A., individually as a Lender and as Co-Syndication Agent

By	/s/ Craig W. McGuire
Name:	Craig W. McGuire
Title:	Senior Vice President

CITIBANK, N.A., individually as a Lender

By	/s/ Scott A. Miller
Name:	Scott A. Miller
Title:	Vice President

THE NORTHERN TRUST COMPANY, individually as a Lender

By	/s/ Phillip McCaulay
Name:	Phillip McCaulay
Title:	2nd Vice President

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	$27,500,000

LASALLE BANK NATIONAL ASSOCIATION	$22,500,000

BANK OF AMERICA, N.A.	$22,500,000

CITIBANK, N.A.	$13,750,000

THE NORTHERN TRUST COMPANY	$13,750,000

AGGREGATE COMMITMENTS	$100,000,000

SCHEDULE 2.02

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

per cent. per annum

(b)	in relation to a Loan in any currency other than Pounds Sterling:

per cent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e) “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f) “Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, National Association.

(g) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h) “Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i) the jurisdiction of its Facility Office; and

(j) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	The Administrative Agent shall deliver to the Borrower a certificate setting forth in reasonable detail any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender, and such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of October 26, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), among Heidrick & Struggles International, Inc., the Lenders named therein and JPMorgan Chase Bank, National Association, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the Aggregate Commitment of all Lenders thereunder)
Commitment Assigned:	$	%
Revolving Loans:

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor] , as Assignor

By:
Name:
Title:

[Name of Assignee] , as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:

[Heidrick & Struggles International, Inc.] [1]	JPMorgan Chase Bank, National Association as Administrative Agent,

By:	By:
Name:	Name:
Title:	Title:

[1]	Consent to be included to the extent required by Section 9.04(b) of the Credit Agreement.

EXHIBIT B-1

FORM OF OPINION OF CHIEF LEGAL OFFICER OF THE BORROWER

[Effective Date]

To the Lenders and the Administrative

    Agent Referred to Below

c/o JPMorgan Chase Bank, National Association, as

    Administrative Agent

[                                         ]

[                                         ]

Dear Sirs:

[I/We] have acted as counsel for (i) Heidrick & Struggles International, Inc., a Delaware corporation (the “Borrower”), in connection with the Credit Agreement dated as of October 26, 2006 (the “Credit Agreement”), among the Borrower, the banks and other financial institutions identified therein as Lenders, and JPMorgan Chase Bank, National Association, as Administrative Agent and (ii) the Subsidiaries listed on Annex A hereto (the “Subsidiary Guarantors”; the Borrower and the Subsidiary Guarantors being hereinafter referred to collectively as the “Loan Parties” and individually as a “Loan Party”) in connection with the Guaranty dated as of October 26, 2006 among the Subsidiary Guarantors and the Administrative Agent (the “Subsidiary Guaranty”; the Credit Agreement and the Subsidiary Guaranty being hereinafter referred to collectively as the “Loan Documents” and individually as a “Loan Document”). Terms defined in the Credit Agreement are used herein with the same meanings.

[I, or individuals under my direction,/We] have examined originals or copies, certified or otherwise identified to [my/our] satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as [I/we] have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, [I am/we are] of the opinion that:

1. Each Loan Party (a) is [a corporation] duly organized, validly existing and in good standing under the laws of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

2. The Transactions are within each Loan Party’s [corporate] powers and have been duly authorized by all necessary [corporate] and, if required, stockholder action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto.

3. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries.

4. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to [my/our] knowledge, threatened against or affecting any Loan Party or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve any Loan Document or the Transactions.

5. None of the Loan Parties nor any of their Subsidiaries are an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

[I am a member/we are members] of the bar of the State of Illinois and the foregoing opinion is limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without our prior written consent.

Very truly yours,

EXHIBIT B-2

FORM OF OPINION OF MCDERMOTT, WILL & EMERY LLP

See Attached.

EXHIBIT C

FORM OF SUBSIDIARY GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of the 26th day of October, 2006, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Secured Obligations, under the Credit Agreement referred to below.

WITNESSETH:

WHEREAS, HEIDRICK & STRUGGLES INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the institutions from time to time parties hereto as Lenders, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, in its capacity as contractual representative (the “Administrative Agent”) for itself and the other Lenders, have entered into a certain Credit Agreement dated as of October 26, 2006 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrower;

WHEREAS, it is a condition precedent to the initial extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to Section 5.09 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all principal, interest, letter of credit reimbursement obligations, fees, expenses, indemnities and other obligations and amounts (collectively, the “Obligations”) that shall be at any time payable by the Borrower under the Credit Agreement, the other Loan Documents, and any Swap Agreement to which any Lender or affiliate of any Lender shall be a party (each a “Designated Financial Contract”); and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement, any Designated Financial Contract and the other Loan Documents;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making of any Loan or issuance of any Letter of Credit) that:

(A) It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B) It (to the extent applicable) has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of each Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity whether considered in a proceeding in equity or at law.

(C) Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its articles or certificate of incorporation, limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement (other than any Loan Document). No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Guaranteed Obligations (other than contingent indemnity obligations) shall remain unpaid, it will, and, if necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.

SECTION 3. The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Credit Agreement, (ii) any obligations of the Borrower to reimburse LC Disbursements (“Reimbursement Obligations”), (iii) all obligations of the Borrower owing to any Lender or any affiliate of any Lender under any Designated Financial Contract, and (iv) all other amounts payable by the Borrower or any of its Subsidiaries under the Credit Agreement, any Designated Financial Contract and the other Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations”); provided that the liability of any Guarantor hereunder shall not exceed the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. Upon failure by the Borrower or any of its Affiliates, as applicable, to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay such amount at the place and in the manner specified in the Credit Agreement, any Designated Financial Contract or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

SECTION 4. Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B) any modification or amendment of or supplement to the Credit Agreement, any Designated Financial Contract or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D) any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(E) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Secured Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Designated Financial Contract, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;

(G) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H) the election by, or on behalf of, any one or more of the Holders of Secured Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(J) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Holders of Secured Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K) the failure of any other Guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L) any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of

Secured Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnity obligations) shall have been paid in full in cash and the Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired; provided that any Guarantor that becomes an Affected Foreign Subsidiary shall (so long as no Default or Event of Default exists under the Credit Agreement) be immediately released from its obligations hereunder and the Administrative Agent shall, at the sole cost and expense of the Borrower, execute such release documentation, if any, reasonably requested by the Borrower to evidence the same (with the form of such release to be on terms reasonably acceptable to the Administrative Agent). If at any time any payment of the principal of or interest on any Loan, any Reimbursement Obligation or any other amount payable by the Borrower or any other party under the Credit Agreement, any Designated Financial Contract or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

SECTION 6. General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

SECTION 7. Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until the Guaranteed Obligations (other than contingent indemnity obligations) have been indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Secured Obligations now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Secured Obligations to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Secured Obligations. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent indemnity obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations (other than contingent indemnity obligations) are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Secured Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Secured Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(a).

(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and, during the existence of an Event of Default, subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Secured Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or any Designated Financial Contract have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Secured Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Secured Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Secured Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

SECTION 8. Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent indemnity obligations) and termination of the Credit Agreement and the Designated Financial Contracts, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the

Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations (other than contingent indemnity obligations) in cash and the termination of the Credit Agreement and the Designated Financial Contracts.

SECTION 9. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement, any Designated Financial Contract or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Designated Financial Contract or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 10. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Credit Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor at the address set forth below or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.

Notice Address for Guarantors:

c/o Heidrick & Struggles International, Inc.
Sears Tower – Suite 4200
233 South Wacker Drive Chicago, Illinois 60606
Attention: Treasurer
Phone: (312) 496-1383
Fax: (312) 496-1686

SECTION 11. No Waivers. No failure or delay by the Administrative Agent or any other Holder of Secured Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Designated Financial Contract and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Secured Obligations and their respective successors and permitted assigns, provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Designated Financial Contract or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 13. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent with the consent of the Required Lenders under the Credit Agreement.

SECTION 14. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 15. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK COUNTY OR THE CITY IN WHICH THE PRINCIPAL OFFICE OF THE ADMINISTRATIVE AGENT, LENDER OR AFFILIATE, AS THE CASE MAY BE, IS LOCATED.

(B) WAIVER OF JURY TRIAL. EACH GUARANTOR (AND, BY ACCEPTING THE BENEFITS HEREOF, EACH HOLDER OF SECURED

OBLIGATIONS) HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

(C) TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

SECTION 16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 17. Taxes, Expenses of Enforcement, etc.

(A) Taxes.

(i) All payments by any Guarantor to or for the account of any Lender, the Issuing Bank, the Administrative Agent or any other Holder of Secured Obligations hereunder shall be made free and clear of and without deduction for any and all Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Issuing Bank, the Administrative Agent or any other Holder of Secured Obligations, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 17(A)) such Lender, the Issuing Bank, the Administrative Agent or any other Holder of Secured Obligations (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions, (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Guarantor shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Guarantors hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Guaranty or any promissory note (“Other Taxes”).

(iii) The Guarantors hereby agree to indemnify the Administrative Agent, the Issuing Bank, each Lender and any other Holder of Secured Obligations for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 17(A)) paid by the Administrative Agent, the Issuing Bank, such Lender or such other Holder of Secured Obligations and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, the Issuing Bank, such Lender or such other Holder of Secured Obligations makes demand therefor.

(iv) By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.17(e) of the Credit Agreement.

(B) Expenses of Enforcement, Etc. Subject to the terms of the Credit Agreement, after the occurrence of an Event of Default under the Credit Agreement, the Lenders shall have the right at any time to direct the Administrative Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Secured Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the other Holders of Secured Obligations, which attorneys may be employees of the Administrative Agent or the other Holders of Secured Obligations) paid or incurred by the Administrative Agent or any other Holders of Secured Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty. The Administrative Agent agrees to promptly distribute payments received from any of the Guarantors hereunder to the other Holders of Secured Obligations on a pro rata basis for application in accordance with the terms of the Credit Agreement.

SECTION 18. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Secured Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Secured Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Secured Obligations (including the Administrative Agent) or any of their respective affiliates.

SECTION 19. German Guarantors. Each of the Lenders, by its acceptance of the benefits hereof, agrees to release (or to instruct the Administrative Agent to release) proceeds from the enforcement of this Guaranty if and to the extent that the application of proceeds towards the Obligations would otherwise lead to the situation that, if a Guarantor is organized as a GmbH & Co. KG. (a “German Guarantor”) under the laws of the Federal Republic of Germany, its general partner does not have sufficient assets to maintain its stated share capital (Stammkapital) provided that for the purposes of the calculation of the amount to be released (if any) the following balance sheet items shall be adjusted as follows:

(A) the amount of any increase of stated share capital after the date hereof that has been effected without the prior written consent of the Administrative Agent (acting on behalf of the Lenders) shall be deducted from the stated share capital; and

(B) loans provided to the such German Guarantor by the Borrower or any of its subsidiaries as far as such loans are subordinated or qualified under § 32a GmbHG (German Limited Liability Companies Act) shall be disregarded.

SECTION 20. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Secured Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Secured Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Secured Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Secured Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 21. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 22. Merger. This Guaranty, taken together with the other Loan Documents, represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Secured Obligations (including the Administrative Agent).

SECTION 23. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 24. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Holder of Secured Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Holder of Secured Obligations (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Holder of Secured Obligations (including the Administrative Agent), as the case may be, in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Secured Obligations (including the Administrative Agent), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Holder of Secured Obligations (including the Administrative Agent), as the case may be, in the specified currency and (b) amounts shared with other Holders of Secured Obligations as a result of allocations of such excess as a disproportionate payment to such other Holder of Secured Obligations under Section 2.18 of the Credit Agreement, such Holder of Secured Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

By:
Its:

By:
Its:

By:
Its:

By:
Its:

SIGNATURE PAGE TO GUARANTY

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (the “Guaranty”) made as of the 26th day of October, 2006, by and among                     , a                     ,                     , a                     ,                     , a                      and                     , a                      (the “Initial Guarantors” and along with any additional Subsidiaries of Heidrick & Struggles International, Inc., which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Secured Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this      day of             ,         .

[NAME OF NEW GUARANTOR]

By:
Its:

EXHIBIT D

FORM OF COMMITMENT AND ACCEPTANCE

Dated [                    ]

Reference is made to the Credit Agreement dated as of October 26, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Heidrick & Struggles International, Inc. (the “Borrower”), the financial institutions party thereto (the “Lenders”), and JPMorgan Chase Bank, National Association, in its capacity as contractual representative for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to Section 2.23 of the Credit Agreement, the Borrower has requested an increase in the Aggregate Commitment from $             to $            . Such increase in the Aggregate Commitment is to become effective on the date (the “Effective Date”) which is the later of (i)                     ,              and (ii) the date on which the conditions precedent set forth in Section 2.23 in respect of such increase have been satisfied. In connection with such requested increase in the Aggregate Commitment, the Borrower, the Administrative Agent and                      (the “Accepting Bank”) hereby agree as follows:

1. Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $             to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

[2. The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender]

3. The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties shall be true and correct in all material respects as though made on such date and (b) no event shall have occurred and then be continuing which constitutes a Default or an Event of Default.

4. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:

Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Administrative Agent

By:

Title:

COMMITMENT	ACCEPTING BANK
$	[BANK]

By:

Title:

Reaffirmations of Subsidiary Guarantors

Each of the undersigned hereby acknowledges receipt of the foregoing Commitment and Acceptance. Capitalized terms used in this Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement referred to in the foregoing Commitment and Acceptance. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, the undersigned reaffirms the terms and conditions of the Guaranty dated as of October 26, 2006 executed by it and acknowledges and agrees that such Guaranty and each and every other Loan Document executed by the undersigned in connection with the Credit Agreement remain in full force and effect and are hereby ratified, reaffirmed and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be references to the Credit Agreement as so amended by the Commitment and Acceptance and as the same may from time to time hereafter be amended, modified or restated. The failure of any Subsidiary Guarantor to sign this Reaffirmation shall not release, discharge or otherwise affect the obligations of any of the other such Subsidiary Guarantors.

[SUBSIDIARY GUARANTORS]

By:
Its:

EXHIBIT E

$100,000,000

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

CREDIT FACILITIES

October 26, 2006

LIST OF CLOSING DOCUMENTS1

LOAN DOCUMENTS

1.	Credit Agreement (the “Credit Agreement”) by and among Heidrick & Struggles International, Inc., a Delaware corporation, (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”), JPMorgan Chase Bank, National Association, in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a $100,000,000 revolving credit facility to the Borrower from the Lenders.

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Chief Legal Counsel
Exhibit B-2	—	Form of Opinion of McDermott Will & Emery LLP
Exhibit C	—	Form of Subsidiary Guaranty
Exhibit D	—	Form of Commitment and Acceptance
Exhibit E	—	List of Closing Documents

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.01	—	Subsidiaries
Schedule 3.06	—	Disclosed Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Restrictions

2.	Subsidiary Guaranty (the “Guaranty”) made by each of the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations.

[1]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

3.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary or an Assistant Secretary of the Borrower and each of the Subsidiary Guarantors identified on Appendix A attached hereto certifying (i) that there have been no changes in the Articles or Certificate of Incorporation, Certificate of Formation or other charter document of the Borrower and each such Subsidiary Guarantor, as attached thereto and as certified as of a recent date by the secretary of state (or the equivalent thereof) of its jurisdiction of organization, if applicable, since the date of the certification thereof by such secretary of state (or equivalent thereof), if applicable, (ii) the By-Laws, Operating Agreement, or other applicable organizational document, as attached thereto, of the Borrower and each such Subsidiary Guarantor as in effect on the date of such certification, (iii) resolutions of the Board of Directors, Board of Managers, or other governing body of the Borrower and each such Subsidiary Guarantor authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of the Borrower and each such Subsidiary Guarantor authorized to sign the Loan Documents to which it is a party, and, in the case of the Borrower, authorized to request Credit Events under the Credit Agreement.

5.	Good Standing Certificates (or the equivalents thereof) for the Borrower and each Subsidiary Guarantor identified on Appendix A attached hereto from the Secretaries of State (or the equivalents thereof) of their respective jurisdictions of organization.

C. OPINIONS

6.	Opinion of Chief Legal Officer of the Borrower and the Subsidiary Guarantors.

7.	Opinion of McDermott Will & Emery LLP, special counsel for the Borrower and the Subsidiary Guarantors.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

8.	A Certificate signed by the Chief Executive Officer or a Financial Officer of the Borrower certifying the following: (i) all of the representations and warranties in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

9.	Termination Letter executed by the Borrower terminating the Existing Credit Agreement.

2

Appendix A

Subsidiary Guarantors	Jurisdiction of Organization
Heidrick & Struggles, Inc.	Delaware

Heidrick & Struggles Unternehmensberatung GmbH & Co. KG	Germany

Heidrick & Struggles Latin America, Inc.	Illinois

Heidrick & Struggles Asia-Pacific, Ltd.	Illinois

Heidrick & Struggles Espana, Inc.	Illinois